                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Republic Automotive Parts, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          [REPUBLIC AUTOMOTIVE LOGO]

                        REPUBLIC AUTOMOTIVE PARTS, INC.
                             500 Wilson Pike Circle
                                   Suite 115
                                 P.O. Box 2088
                           Brentwood, Tennessee 37024

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held June 13, 1996
                             ---------------------

                                                            Brentwood, Tennessee
                                                                  April 30, 1996

To the Stockholders of
Republic Automotive Parts, Inc.:

     The Annual Meeting of Stockholders of Republic Automotive Parts, Inc. (the "Company") will be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York on Thursday, June 13, 1996, at 9:00 a.m. for the following purposes:

     1. To elect nine directors to serve for one year and until their successors are elected and qualified; and

     2. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on April 15, 1996 will be entitled to notice of and to vote at the Annual Meeting.

     A proxy statement and proxy form are furnished herewith.

     If you do not expect to be present at the Annual Meeting, please sign and date the enclosed proxy and return it in the enclosed self-addressed postage-paid envelope. Prompt response by our stockholders will reduce the time and expense of solicitation.

                                           By Order of the Board of Directors,

                                           /s/ Anthony R. Dainora
                                           ANTHONY R. DAINORA
                                           Secretary

                        REPUBLIC AUTOMOTIVE PARTS, INC.
                             500 Wilson Pike Circle
                                   Suite 115
                                 P.O. Box 2088
                           Brentwood, Tennessee 37024

                             ---------------------

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Republic Automotive Parts, Inc. of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Rihga Royal Hotel, 151 West 54th Street, New York, New York on Thursday, June 13, 1996, at 9:00 a.m. The enclosed proxy may be revoked by the stockholder at any time prior to its exercise by personally appearing at the Annual Meeting and casting a different vote from that specified on such proxy, or by giving to the Company a subsequently dated proxy, properly signed.

     If the enclosed form of proxy is executed and returned, all shares represented thereby will be voted in accordance with the stockholder's instructions with respect to the election of directors. If no such instructions are specified, the proxy will be voted FOR the election as directors of the nominees named below, or of such substitute nominee or nominees as may be designated by the Board of Directors if the nominees named below are unable to serve.

     It is expected that this proxy statement, accompanied by the Company's 1995 Annual Report, will be released on or about April 30, 1996.

                    STOCKHOLDERS ENTITLED TO VOTE AT MEETING

     At the close of business on April 15, 1996, the Company had outstanding 3,387,818 shares of common stock, $.50 par value per share ("Common Stock"), entitled to one vote per share on each matter. Only stockholders of record at the close of business on April 15, 1996 shall be entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following are the only persons who, to the knowledge of management, are beneficial owners of more than 5% of the Company's outstanding Common Stock as of April 15, 1996:

       NAME AND ADDRESS OF            AMOUNT AND NATURE         PERCENTAGE
        BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP    OF CLASS
- ---------------------------------    --------------------       ---------
Mr. Albert O. Nicholas                      285,500(1)             8.4
Nicholas Company, Inc.
  700 North Water Street
  Milwaukee, Wisconsin 53202
T. Rowe Price Associates, Inc.              275,500(2)             8.1
T. Rowe Price Small Cap Value
  Fund, Inc.
  100 East Pratt Street
  Baltimore, Maryland 21202
M. Dewey Morris, Jr.                        201,960                6.0
  202 Lavista Drive
  Nashville, Tennessee 37215

- ---------------

(1) Nicholas Company, Inc., a registered investment adviser whose clients own an aggregate of 285,500 shares of the Common Stock, and Mr. Albert O. Nicholas, president, director and majority shareholder of Nicholas Company, Inc., are deemed to have beneficial ownership of such 285,500 shares of the Company. In the statement on Schedule 13G filed with the SEC by Mr. Nicholas and Nicholas Company, Inc. dated January 26, 1996, Mr. Nicholas disclaimed beneficial ownership of the shares.

(2) These shares of the Common Stock are owned by T. Rowe Price Small Cap Value Fund, Inc. ("Price Fund"), a registered investment company having sole voting power over such shares, for which T. Rowe Price Associates, Inc. ("Price Associates"), a registered investment adviser, serves as investment adviser with dispositive power over such shares. Price Fund and Price Associates are deemed to be beneficial owners of such shares; however, Price Associates disclaimed beneficial ownership of such shares in its Statement on Schedule 13G filed with the SEC dated February 14, 1996.

                             ELECTION OF DIRECTORS

     The directors of the Company will be elected at the Annual Meeting for the term of one year and until their successors are elected and qualify. The Company recommends a vote FOR the election as director of each of the nominees below. The accompanying proxy will be voted FOR the nominees whose names are set forth below unless other specification is made on the proxy. All of the nominees are now members of the Board of Directors of the Company and each nominee was elected a director at the 1995 Annual Meeting. All nominees have agreed to serve if elected. Although the Company does not contemplate that any of the nominees named will be unavailable for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is presently intended that the proxy will be voted for the election of a substitute nominee who shall be designated by the Board of Directors.

     The following table sets forth certain information for each nominee:

                                                                YEAR       NUMBER OF
                                                                FIRST      SHARES OF
                                   POSITIONS WITH COMPANY      ELECTED    COMMON STOCK    PERCENT
                                    PRINCIPAL OCCUPATIONS        AS         OWNED ON        OF
          NAME            AGE         AND AFFILIATIONS         DIRECTOR  APRIL 15, 1996(4) CLASS
- ------------------------  ---   -----------------------------  -------   --------------   ------
William F. Ballhaus       77    Private investor; Director,       1984         7,000           *
                                  Northrop Corporation, an
                                  aerospace manufacturer
                                  (1974-93)
Edgar R. Berner           55    Chairman of the Board of the      1968        55,030(1)      1.6
                                  Company (1986-present);
                                  Managing Director, The
                                  Wicks Group of Companies,
                                  an investment company
                                  (1990- present); Director,
                                  Broadcasting Partners,
                                  Inc., an owner and operator
                                  of radio stations
                                  (1993-1995)
Richard O. Berner         43    Partner, Berner & Berner,         1981        47,614(1)      1.4
                                  P.C., a law firm
                                  (1982-present); Chairman of
                                  the Board, Concord Fund, a
                                  mutual fund (1991-present)
Nicholas A. Fedoruk       55    Principal, Verdanc &              1973        70,350(1)      2.1
                                  Associates, an
                                  environmental consulting
                                  firm (1995-present);
                                  Environmental Policy
                                  Consultant (1992-1995);
                                  Environmental Policy
                                  Director, Citizen Action
                                  (1990-92)

                                                                YEAR       NUMBER OF
                                                                FIRST      SHARES OF
                                   POSITIONS WITH COMPANY      ELECTED    COMMON STOCK    PERCENT
                                    PRINCIPAL OCCUPATIONS        AS         OWNED ON        OF
          NAME            AGE         AND AFFILIATIONS         DIRECTOR  APRIL 15, 1996(4) CLASS
- ------------------------  ---   -----------------------------  --------  --------------   -------
Oliver R. Grace, Jr.      42    Private investor; Chairman,       1982        10,164           *
                                  Andersen Group, Inc., a
                                  dental products and video
                                  broadcasting equipment
                                  manufacturing company
                                  (1990-present); Director,
                                  London American Growth
                                  Trust, PLC, an investment
                                  company (1995-present)
Donald B. Hauk            51    Executive Vice President and      1988        77,687(2)      2.3
                                  Chief Financial Officer of
                                  the Company (1986-present)
Leroy M. Parker, M.D.     52    Associate Professor of            1986       165,253(1)      4.9
                                  Medicine and Associate
                                  Physician, Dana Farber
                                  Cancer Institute, Harvard
                                  Medical School
                                  (1991-present);
                                  Co-Director, Deaconess-Dana
                                  Farber Oncology Program
                                  (1991-1995)
Douglas R. Stern          46    President and CEO, United         1994         1,000           *
                                  Media, a licensing and
                                  newspaper syndication
                                  company (1993- present);
                                  President, National
                                  Research Group, a market
                                  research firm (1991-1993);
                                  President and Publisher,
                                  Horticulture Magazine
                                  (1988-1991); Managing
                                  Director, The Wicks Group
                                  of Companies, an investment
                                  company (1988-1991)
Keith M. Thompson         55    President and Chief Executive     1986       142,131(3)      4.2
                                  Officer of the Company
                                  (1986-present); Director,
                                  Acklands Limited, a
                                  Canadian automotive parts
                                  and industrial supplies
                                  distributor (1991-present)

- ---------------

 *  Less than one percent
(1) Directors Edgar R. Berner and Richard O. Berner are brothers, Director Nicholas A. Fedoruk's wife is their sister as is the wife of Director Dr. Leroy M. Parker. Edgar R. Berner is a trustee or co-trustee for trusts owning 18,120 shares as to which he disclaims beneficial ownership of 17,952 shares. Mr. Fedoruk's wife owns 38,706 shares as to which Mr. Fedoruk disclaims beneficial ownership. Mr. Fedoruk's wife is co-trustee with Edgar R. Berner of trusts owning 4,320 shares as to which Mr. Fedoruk disclaims beneficial ownership. Mr. Fedoruk's wife is an executrix of an estate owning 20,324 shares as to which Mr. Fedoruk disclaims beneficial ownership. Dr. Parker's wife owns 37,115 shares as to which Dr. Parker disclaims beneficial ownership. Dr. Parker's wife is co-trustee with Edgar
     R. Berner of trusts owning 12,960 shares as to which Dr. Parker disclaims beneficial ownership. Dr. Parker's wife is trustee of other trusts owning 87,490 shares as to which Dr. Parker disclaims beneficial ownership. Dr. Parker's wife is co-trustee with Tanya Fedoruk, Director Nicholas A. Fedoruk's daughter, of a trust owning 864 shares as to which Dr. Parker disclaims beneficial ownership. Dr. Parker's wife is an executrix, together with Mr. Fedoruk's wife as referred to above, of an estate owning 20,324 shares as to which Dr. Parker disclaims beneficial ownership.
(2) Includes 22,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 15, 1996 and 35,803 shares owned by Mr. Hauk's wife as to which Mr. Hauk disclaims beneficial ownership.
(3) Includes 24,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 15, 1996.
(4) The share totals listed in the table above include the shares for which directors or their spouses hold voting or dispositive power regardless of whether beneficial ownership is disclaimed.

     The Board of Directors has four standing committees, the Audit Committee, the Compensation and Stock Option Committee, the Executive Committee and the Retirement Committee. The Board of Directors does not have a nominating committee. The functions normally performed by a nominating committee are performed by the Board of Directors.

     The Board of Directors' Executive Committee (Messrs. Edgar R. Berner, Richard O. Berner and Thompson) met four times in 1995. Primarily, it exercises the power of the Board when the latter is in recess. The Board's Compensation and Stock Option Committee (Messrs. Ballhaus, Stern and Richard O. Berner) met twice in 1995; its primary function is to review officers' and directors' compensation and to grant awards under the Company's Stock Compensation Plan. The Board's Audit Committee (Messrs. Ballhaus, Fedoruk and Parker) met two times in 1995; its primary function is to review the work of the Company's internal auditors and independent accountants. The Board's Retirement Committee (Messrs. Richard O. Berner, Fedoruk and Grace) did not meet in 1995; its primary function is to review the Company's retirement and Section 401(k) savings plans.

     The Board of Directors met four times in 1995. During 1995, all directors attended at least 75% of the aggregate number of meetings of (1) the Board of Directors held during the period for which they were directors and (2) standing committees on which they served during the period.

     Directors (other than the Chairman of the Board, the President and Executive Vice President) receive monthly retainers of $750. Additionally, directors (other than the Chairman of the Board, the President and Executive Vice President) receive $750 for attendance at each meeting of the Board of Directors or meeting of a Committee of the Board. The Executive Committee members (other than the Chairman of the Board and the President) receive an additional monthly retainer of $300. Each nonemployee director, except for Messrs. Ballhaus, Parker and Stern, is included in a group life insurance policy in the amount of $50,000 for which the Company paid an average annual premium of $120 each in 1995. In addition, directors may be reimbursed for their expenses for attendance at meetings of the Board or committees thereof.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information for all of the executive officers of the Company indicating all positions and offices with the Company. All such persons have been appointed to serve until the next annual election of officers (which shall occur on June 13, 1996) and their successors are appointed, or until their earlier resignation or removal. No other person other than those listed below has been chosen to become an executive officer of the Registrant.

                                                                              NUMBER
                                                                                OF
                                                                              SHARES
                                                                                OF
                                                                              COMMON
                                                                              STOCK
                                                                  YEARS      OWNED ON     PERCENT
                                                                SERVED AS     APRIL         OF
         NAME                        OFFICE               AGE    OFFICER     15, 1996      CLASS
- ----------------------- --------------------------------  ---   ----------   --------     -------
Edgar R. Berner         Chairman of the Board of          55        10               (1)        (1)
                          Directors and Director
Keith M. Thompson       President, Chief Executive        55        10               (1)        (1)
                          Officer and Director
Donald B. Hauk          Executive Vice President, Chief   51         9               (1)        (1)
                          Financial Officer and Director
Douglas G. Goetsch      Vice President and Treasurer      41         1        27,389 (2)      .8
Thomas J. Rutkowski     Vice President                    53         1        27,241 (3)      .8
Anthony R. Dainora      Secretary                         44         1        15,935 (4)      .5
All directors and                                                            629,514 (5)    18.1
  executive officers as
  a group

- ---------------

(1) Same as information presented under "Election of Directors."
(2) Includes 15,500 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 15, 1996.
(3) Includes 23,500 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 15, 1996.
(4) Includes 9,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 15, 1996.
(5) Includes 94,000 shares issuable upon the exercise of stock options which are either presently exercisable or which may be exercised within sixty days of April 15, 1996.

     Each of the executive officers listed above has served the Company in that capacity for the past five years except for Messrs. Goetsch, Rutkowski and Dainora who joined the Company in 1986, 1992 and 1985, respectively, and were elected executive officers of the Company in 1995. Mr. Rutkowski was employed by Hayden, Inc., a supplier of automotive replacement parts to the Company, a wholly-owned subsidiary of The Equion Corporation, as Vice President and General Manager from 1988 to 1992. Mr. Rutkowski was previously employed by one of the Company's subsidiaries from January 1987 until July 1988 at which time the Company sold the business and related assets of the subsidiary, which employed Mr. Rutkowski, to Hayden, Inc. Mr. Goetsch has been responsible for the Company's management information systems since 1989. Mr. Dainora is the Controller and has been responsible for financial and tax reporting and compliance since 1989.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or to be paid by the Company and its subsidiaries for the fiscal years ended December 31, 1995, 1994 and 1993 to: (a) the Chief Executive Officer ("CEO") and (b) the three most highly compensated executive officers other than the CEO:

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                         ANNUAL COMPENSATION                  ------------
                                         -------------------      OTHER        SECURITIES
                                                     BONUS        ANNUAL       UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL POSITION    YEAR    SALARY      (1)      COMPENSATION    OPTIONS(#)    COMPENSATION
- --------------------------------- -----  --------   --------   ------------   ------------   ------------
Edgar R. Berner                   1995   $109,600         --           --            --        $ 33,031(2)
  Chairman of Board               1994    109,600         --           --            --          31,000(2)
                                  1993    109,200         --           --            --          25,368(2)
Keith M. Thompson                 1995    314,462         --           --        15,000           4,620(3)
  President and Chief Executive   1994    291,154   $167,899           --        30,000           4,620(3)
  Officer                         1993    270,400    156,831           --                         4,497(3)
Donald B. Hauk                    1995    197,711         --           --        10,000           4,620(3)
  Executive Vice President and    1994    182,500     94,702           --        30,000           4,620(3)
  Chief Financial Officer         1993    170,000     88,739           --                         4,497(3)
Thomas J. Rutkowski(4)            1995    122,192         --     $ 16,998(5)      5,000           4,116(3)
  Vice President                  1994         --         --           --            --              --
                                  1993         --         --           --            --              --

- ---------------

(1) Bonuses awarded for the fiscal year shown, but paid in the subsequent year.
(2) On September 21, 1989, the Company granted Mr. Edgar R. Berner a performance share program under The Republic Automotive Parts, Inc. Stock Compensation Plan (the "Stock Compensation Plan"). The program provides an award cycle commencing September 21, 1989, and continuing until September 21, 1999. The program target for the program is to compensate and retain Mr. Berner as Chairman of the Company. If Mr. Berner is employed as Chairman of the Company on September 21, 1999, the program target will have been 100% met. Mr. Berner will have no rights as a stockholder with respect to any performance shares. All performance shares shall be forfeited by Mr. Berner in the event that he terminates his employment with the Company prior to the occurrence of a "Terminating Event." A "Terminating Event" is defined as one of the following occurrences: (i) the program target is considered to have been 100% met as provided above; (ii) Mr. Berner is terminated by the Company for any reason as Chairman; (iii) Mr. Berner dies while he is an employee of the Company; or (iv) there is a change of control of the Company (as defined in the Stock Compensation Plan) and Mr. Berner terminates his employment within three years after such change of control. If the Terminating Event occurs on or after September 21, 1990, in order to create an ongoing incentive for Mr. Berner to remain with the Company and to perform the important role he has in the past, and because the award under the performance share program would not be made until such later date and is therefore at risk for an extended period of time, Mr. Berner shall receive an award under the Plan of 65,760 shares of Common Stock plus an additional amount of shares equivalent to 12% per annum of such number of shares calculated with a starting date of September 21, 1990 and prorated over the number of days which have elapsed subsequent to such date and prior to the date the Terminating Event occurs. Effective August 2, 1993, Mr. Berner's interest in the performance share program was transferred to an irrevocable trust, of which he is neither a trustee nor a beneficiary, for the benefit of his descendants. Of the amounts reported as All Other Compensation for Mr. Berner, $29,743 for 1995, $27,712 for 1994 and $22,092 for 1993 is calculated by dividing the difference between 12% and 120% of the long-term applicable federal rate at the inception of the plan by 12% and multiplying the quotient by the December value of the total number of shares allocated in the year. The balance of $3,288 for 1995, $3,288 for 1994 and $3,276 for 1993
     represents Company contributions under a defined contribution plan under
     Section 401(k) of the Internal Revenue Code equal to that of Mr. Berner's contribution not to exceed 3% of his annual compensation.
(3) Represents Company contributions under a defined contribution plan under
     Section 401(k) of the Internal Revenue Code equal to 50% of each participant's contribution not to exceed 3% of each participant's annual compensation.
(4) Mr. Rutkowski was named an executive office of the Company effective January 1, 1995.
(5) Includes $13,279 for a car allowance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL
                                                                                          REALIZABLE VALUE AT
                                                PERCENT OF                                  ASSUMED ANNUAL
                                NUMBER OF         TOTAL                                     RATES OF STOCK
                               SECURITIES        OPTIONS                                  PRICE APPRECIATION
                               UNDERLYING       GRANTED TO     EXERCISE OR   EXPIRATION   FOR OPTION TERM(2)
                                 OPTIONS       EMPLOYEES IN    BASE PRICE       DATE      -------------------
            NAME              GRANTED(#)(1)   FISCAL YEAR(%)   (PER SHARE)   (MM/DD/YY)     5%         10%
- ----------------------------  -------------   --------------   -----------   ----------   -------    --------
Edgar R. Berner.............           0
Keith M. Thompson...........           0
Donald B. Hauk..............           0
Thomas J. Rutkowski.........       5,000           10.2          $ 13.38       12/14/00   $18,500    $ 40,850

- ---------------

(1) Options vests 20% upon grant and 20% on the four succeeding anniversaries of the date of grant.
(2) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of return are set by the SEC proxy statement disclosure rules and are not intended to forecast the future appreciation of the Company's Common Stock.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                         NUMBER OF
                                                                        SECURITIES
                                                                        UNDERLYING
                                                                        UNEXERCISED       VALUE OF UNEXERCISED
                                                                        OPTIONS AT            IN-THE-MONEY
                                                                       FISCAL YEAR-            OPTIONS AT
                                                                          END(#)              YEAR-END(1)
                               SHARES ACQUIRED     VALUE REALIZED      EXERCISABLE/           EXERCISABLE/
            NAME               ON EXERCISE(#)           ($)            UNEXERCISABLE         UNEXERCISABLE
- -----------------------------  ---------------     --------------     ---------------     --------------------
Edgar R. Berner..............            0                None               0/     0
Keith M. Thompson............            0                None          24,000/21,000       $ 22,500/$15,000
Donald B. Hauk...............            0                None          22,000/18,000         22,500/ 15,000
Thomas J. Rutkowski..........            0                None          23,500/14,000         55,705/ 16,270

- ---------------

(1) Calculated based on the share price of the Common Stock on December 29, 1995 (the last business day of fiscal year 1995) of $12.88 less the option exercise price. An option is in-the-money if the market value of the Common Stock subject to the option exceeds the exercise price.

                                 PENSION PLANS

     The following table shows estimated annual pension benefits payable to a participant at normal retirement age under the Company's qualified defined benefit plan and non-qualified supplemental executive retirement plan based on average compensation that is covered under the plans and years of service with the Company and its subsidiaries.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
  AVERAGE       -------------------------------------------------------------------------------------------
COMPENSATION        10              15              20              25              30              35
- -----------     -----------     -----------     -----------     -----------     -----------     -----------
 $  75,000           13,690          20,535          27,380          34,225          34,225          34,225
   100,000           18,615          28,222          37,630          47,037          47,037          47,037
   125,000           23,940          35,910          47,880          59,850          59,850          59,850
   150,000           29,065          43,597          58,130          72,662          72,662          72,662
   175,000           34,190          51,285          68,380          85,475          85,475          85,475
   200,000           39,315          58,972          78,630          98,287          98,287          98,287
   225,000           44,440          66,660          88,880         111,100         111,100         111,100
   250,000           49,565          74,347          99,130         123,912         123,912         123,912
   275,000           54,690          82,035         109,389         136,725         136,725         136,725
   300,000           59,815          89,722         119,630         149,537         149,537         149,537
   400,000           80,315         120,472         160,630         200,787         200,787         200,787
   450,000           90,565         135,847         181,130         226,412         226,412         226,412
   500,000          100,815         151,222         201,630         252,037         252,037         252,037
   600,000          121,315         181,972         242,630         303,287         303,287         303,287

     The Company and its subsidiaries have a pension plan for substantially all of their employees. Contributions by the Company are made on an aggregate basis and no amounts are identified as to any individuals. The amount of benefit payable under the plan is dependent upon average compensation, age at retirement, length of service and various other factors. The Company's officers, including those officers who also serve as directors, participate in the plan on the same basis as other employees. The above table sets forth the estimated annual straight life annuity benefits under the plan following retirement at age 65 and indicated average compensation and years of service levels. Average compensation means the average of the participant's salary and bonuses during the five highest paid consecutive years of employment. Covered compensation for 1995 for Messrs. Berner, Thompson, Hauk and Rutkowski was: $110,040, $150,000, $150,000 and $150,000, respectively. Covered compensation and benefits under the plan are limited by applicable federal law. Actual benefits will not be offset by applicable Social Security or other benefits. All named executive officers have ten years of credited service except Mr. Rutkowski with six years of credited service.

     On January 1, 1995, the Company adopted a Supplemental Executive Retirement Plan ("SERP") for key executive employees. Messrs. Thompson and Hauk have been selected by the Company to be participants in the SERP. The plan provides a supplemental pension benefit calculated based on average compensation as determined under the Company's pension plan without regard to the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code as defined in the Company's pension plan which is described above less the actual benefit payable under the Company's pension plan subject to the above limitations. All payments will be paid in cash from the Company's general funds at the time the payments become due. For the fiscal year 1995, $137,482 was accrued under the SERP.

     On September 21, 1989, the Company granted Mr. Edgar R. Berner a supplemental retirement benefit. This benefit provides a 100% joint and survivor annuity commencing at age 60 for Mr. Berner and his surviving spouse commencing at $35,000 per year, payable monthly, which sum will be increased quarterly by $1,250 for each additional quarter he is employed by the Company. The starting date for measuring each such year is September 30, 1989. In no event will the annuity exceed $75,000 per year. Actual benefits will be offset by applicable benefits provided from the Company's pension plan described in the preceding paragraph. In the event of Mr. Berner's death, his spouse will be paid the annuity as if he had survived until age 60. In the event of a change of control, three additional years of service will be credited and the pension will be paid immediately in a cash lump sum reduced actuarially and subject to offset by the Company's pension plan. If Mr. Berner should terminate his employment before age 60, he will retain a vested benefit payable at age 60 determined by his length of service. All payments will be paid in cash from the Company's general funds at the time payments become due. For the fiscal year 1995, $88,315 was accrued under this plan.

     The Company and each of Messrs. Thompson and Hauk have entered into agreements dated October 26, 1988, which provide that the Company, in order to encourage its management to remain with the Company and to continue to devote full attention to the Company's business in the event an effort is made to obtain control of the Company through a tender offer or otherwise, will continue paying its executives their then current annual base salary for a period of two years after termination in the event that a change of control takes place and the executive is involuntarily terminated. There are no employment contracts between the Company and any executive officer.

     The Company provides a medical reimbursement plan for all executive officers which covers eligible expenses which are not payable under the basic group insurance plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION;
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The members of the Board's Compensation and Stock Option Committee are Messrs. Ballhaus, Stern and Richard O. Berner. Neither Messrs. Ballhaus or Stern is or was, during 1995 or previously, an officer or employee of the Company or any of its subsidiaries. During 1995, Richard O. Berner served as Assistant Secretary of the Company, but was not an employee of the Company.

     Berner & Berner, P.C., a legal firm in New York, New York of which Richard
O. Berner, a director of the Company, is a member, provides legal services to the Company from time to time in return for fees and certain other benefits. The Company utilized the services of Berner & Berner, P.C. during 1995. It is expected that Berner & Berner, P.C. will continue to provide legal services to the Company during 1996 although the amount of such services is unknown at this time.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the "Committee") of the Board of Directors is responsible for the administration of the executive compensation program of the Company. The Committee is composed of three non-employee Directors who are not eligible to participate in the Company's compensation plans.

     In 1995, the Company's executive compensation program consisted of a mixture of base salary, cash awards under the Executive Bonus Plan (the "Bonus Plan") and stock option awards under the Company's Stock Compensation Plan (the "Stock Plan"). The executive compensation program is reviewed by the Committee, generally annually, primarily on the basis of individual performance and contributions to the Company. The recommendations of the Committee as to base salary adjustments, the parameters of the Bonus Plan and awards under the Stock Plan are acted upon by the Board.

     In the case of base salary adjustments, the Committee subjectively considers the performance and contributions of each executive officer as measured against formal and informal goals and objectives with respect to the total Company performance, as appropriate for the respective responsibilities of each officer. From a quantitative perspective, specific measures of performance considered in dealing with compensation in the aggregate include net earnings, cash flow and return on investment. From a qualitative point of view, objectives have included the quality of long-term planning and progress in organizational and management development.

     At the same time, the Committee has taken into account the relationship of the compensation of the Company's executive officers to the compensation of individuals occupying comparable positions in other retail and wholesale organizations of similar size to the Company, with a view to ensuring that executives are fairly compensated and thus appropriately motivated and are retained in the employment of the Company. Base pay levels for the executive officers are generally in the middle of a competitive range of salaries.

     In the case of the Bonus Plan, the amount available each year for awards is based solely on a formula tied to the increase in earnings of the Company over the prior year, before income taxes and after deducting such awards. The Committee establishes a target bonus level for each participant in the Bonus Plan which represents a specified percentage of the participant's base salary which will be awarded as a bonus if the Company's earnings exceed a target level set by the Committee for the year. Certain adjustments beyond the control of the executive officers are made to the earnings. Additionally, the awards are increased or decreased based upon a formula tied to the change in return on investment from the prior year. No cash awards under the Bonus Plan were earned in 1995 by any of the executive officers.

     All executive officers and key management employees participate in the Stock Plan under which options granted typically vest 20% upon grant and 20% on the four succeeding anniversaries of the date of grant. Such options generally expire five years from the date of grant. The Committee believe stock option grants are an effective way to align the interests of the Company's executive and key management employees with its shareholders. During 1995, the Committee awarded stock option grants in the aggregate of 49,000 shares to certain executive officers and key management employees. The number of options awarded to each individual was based on the Committee's assessment of the contributions of each individual toward accomplishment of Company objectives. The size of the previous option grants are considered in determining current awards.

     In making a salary increase of approximately 8% effective January, 1995 to Mr. Keith M. Thompson, President and CEO of the Company, the Committee subjectively evaluated specific measures of performance of the Company, including quantitative factors such as percent increase in net earnings, return on stockholders' equity and return on assets and qualitative factors such as his progress in developing acquisitions and strategic alternatives for the Company. For 1995, Mr. Thompson did not receive an award under either the Company's Bonus Plan or Stock Plan.

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its five most highly compensated officers. None of the Company's executive officers currently receives compensation exceeding the limits imposed by the Act. While the Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Act or applicable tax regulations issued thereunder, the Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation plan as described in this report.

                                          Compensation and Stock Option
                                          Committee

                                          William F. Ballhaus, Chairman
                                          Richard O. Berner
                                          Douglas R. Stern

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return of a $100 investment on December 31, 1990 in the Company's Common Stock against The NASDAQ Stock Market and the Standard & Poor's Auto Parts-After Market Stock Price Index, assuming reinvestment of all dividends.

                                                                   S&P Auto
      Measurement Period                         Nasdaq Stock    Parts - After
    (Fiscal Year Covered)          Republic         Market          Market
1900                                       100             100             100
1991                                       200             160             183
1992                                       200             186             231
1993                                       253             214             268
1994                                       283             209             234
1995                                       271             295             289

                         COMPLIANCE WITH SECTION 16(A)
                                     OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995 all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were satisfied.

                           THE COMPANY'S ACCOUNTANTS

     Price Waterhouse LLP has been selected by the Board of Directors as the Company's independent accountants for 1996. Price Waterhouse LLP has served as the independent accountants for the Company for many years. It is anticipated that their representative will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so. He will also be available to respond to any appropriate questions.

                      VOTING PROCEDURES AND OTHER MATTERS

     A quorum shall consist of the holders of a majority of the shares of the Company's Common Stock, entitled to vote at the Annual Meeting, present in person or by proxy.

     In the event that sufficient votes in favor of the proposal set forth in the Notice of Annual Meeting of Stockholders are not received by the time scheduled for the Annual Meeting, the persons named as proxies may propose one or more adjournments of such Annual Meeting to permit further solicitation of proxies with respect to such proposal. Any such adjournment will require the affirmative vote of the holders of the majority of the outstanding shares of the Company's Common Stock entitled to vote and present in person or by proxy at the session of such Annual Meeting to be adjourned. The persons named as proxies will vote in favor of such adjournment, if proposed, those proxies which they are entitled to vote in favor of such proposal and against such adjournment those proxies required to be voted against such proposal.

     At all elections of directors, the voting may, but need not be, by ballot and a plurality of the votes cast thereat shall elect. Abstentions will be counted as being present at the Annual Meeting for purposes of determining a quorum but will not be included in determining the number of votes cast and will therefore have no effect on the outcome of the election of any director. Broker non-votes will not be counted as being present at the Annual Meeting and will have no effect on the outcome of the election of any director.

     In the event any other matter is presented to the meeting, it is intended that the enclosed proxy will be voted upon such matter according to the judgment of the proxy holders named therein. Management is not aware that any other matter is to be presented.

                              COST OF SOLICITATION

     The cost of soliciting proxies in the enclosed form has been or will be borne by the Company. In addition to solicitation of stockholders by mail, regular employees of the Company may solicit proxies by telephone, telegraph or personal interview, the cost being borne by the Company. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for their expenses in so doing. It is not anticipated that such expenses will exceed $4,000.

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals for inclusion in the proxy statement and proxy form for the 1997 Annual Meeting of Stockholders must be received at the Company's principal executive office no later than December 31, 1996.

     PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

Brentwood, Tennessee
Dated: April 30, 1996

                                          By Order of the Board of Directors,

                                          /s/ Anthony R. Dainora
                                          ANTHONY R. DAINORA
                                          Secretary

     THE COMPANY'S 1995 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE TO STOCKHOLDERS ON REQUEST WITHOUT CHARGE BY
WRITING: ANTHONY R. DAINORA, SECRETARY, REPUBLIC AUTOMOTIVE PARTS, INC., 500 WILSON PIKE CIRCLE, SUITE 115, P.O. BOX 2088, BRENTWOOD, TENNESSEE 37024.

                                                                     APPENDIX A
                        REPUBLIC AUTOMOTIVE PARTS, INC.
  500 WILSON PIKE CIRCLE, SUITE 115, P.O. BOX 2088, BRENTWOOD, TENNESSEE 37024
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Edgar R. Berner and Richard O. Berner as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them acting in the absence of the other to represent and to vote, as designated below, all the shares of common stock of Republic Automotive Parts, Inc. held of record by the undersigned on April 15, 1996, at the Annual Meeting of Stockholders to be held on June 13, 1996, or any adjournment thereof.

1.  ELECTION OF                     / / FOR all nominees listed below                  / / WITHHOLD AUTHORITY to
    DIRECTORS                           (except as marked to the contrary below)           vote for all nominees listed below
     W. F. Ballhaus          E. R. Berner            R. O. Berner            N. A. Fedoruk           O. R. Grace, Jr.
     D. B. Hauk              L. M. Parker, M.D.      Douglas R. Stern        K. M. Thompson

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

- --------------------------------------------------------------------------------

                    (TO BE DATED AND SIGNED ON REVERSE SIDE)

    In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES.
                                                 Dated                    , 1996
                                                       ------------------

                                                --------------------------------
                                                          Signature(s)

                                                 NOTE: PLEASE DATE AND SIGN
                                                 EXACTLY AS NAME APPEARS
                                                 THEREON. WHEN SHARES ARE HELD
                                                 BY JOINT TENANTS, BOTH SHOULD
                                                 SIGN. WHEN SIGNING AS ATTORNEY,
                                                 EXECUTOR, ADMINISTRATOR,
                                                 TRUSTEE OR GUARDIAN PLEASE GIVE
                                                 FULL TITLE AS SUCH. IF SIGNER
                                                 IS A CORPORATION, PLEASE SIGN
                                                 IN FULL CORPORATE NAME BY
                                                 AUTHORIZED OFFICER. IF A
                                                 PARTNERSHIP, PLEASE SIGN IN
                                                 PARTNERSHIP NAME BY AUTHORIZED
                                                 PERSON.

                   PLEASE SIGN AND MAIL IN ENCLOSED ENVELOPE